Exhibit 10.17.2

Board of Directors

Compensation Program

For

Non-Executive Directors

February, 2008

PartnerRe Ltd. Board of Directors Compensation Policy

PartnerRe has developed a Board of Directors Compensation Policy for Non-Executive Directors to address specific objectives:

•	Establish competitive levels of remuneration, benchmarked against an appropriate peer group

•	Align the interests of Directors and shareholders by using equity as a major component of the total compensation package

•	Establish one approach to Director compensation in recognition of PartnerRe’s strategy to rotate Directors’ committee assignments periodically

•	Demonstrate good governance and corporate responsibility

As part of the Compensation Policy for the members of the Board of Directors and as approved by the Nominating and Governance Committee, PartnerRe offers a competitive mix of cash and equity compensation for each Non-Executive and for the Chairman.

The total compensation package for Director service consists of three components:

•	Cash compensation

•	Share Options

•	Restricted Share Units (RSU’s)

Cash Compensation

Members of the Board of Directors are entitled to receive cash compensation on a quarterly basis for their services, as follows:

	Annually	Quarterly
Chairman	$180,000	$45,000
Director	$ 50,000	$12,500

Elective Equity Incentive

Deferred Cash Compensation

Members of the Board may elect to defer part or all of their cash compensation into RSU’s. Election options are limited to deferral of 0%, 50% or 100% of cash compensation.

Deferred cash compensation is converted into immediately vested RSU’s with a minimum delivery date restriction of five years from the date of grant.

Company Match

Should a Board member elect to defer their cash compensation into RSU’s, deferred amounts will receive an additional matching award equal to 25% of the deferred dollar amount. The matching award will be granted in immediately vested RSU’s with a minimum deliver date restriction of five years from the date of grant.

Share Options

Non-Executive members of the Board are entitled to receive share options annually on the date of the Company’s Annual General Meeting with a value as follows:

Annually
Chairman	$120,000
Director	$100,000

The number of options granted is determined using a Black Scholes valuation. Director share option awards are immediately vested and the grant price of the Director share option awards is equal to the average of the highest and lowest sale price on the trading day immediately preceding the grant date (Fair Market Value), as per the shareholder-approved 2003 Non-Employee Directors’ Share Plan as amended and restated September 2005.

RSU’s

Non–Executive members of the Board of Directors are entitled to receive RSU’s on a quarterly basis for their services based on the value in the table below. The number of RSU’s awarded is determined by the dollar value of the award divided by the Fair Market Value of PartnerRe Ltd. Common Shares on the grant date. RSU’s are immediately vested with a minimum delivery date restriction of 5 years from the date of grant.

	Annually	Quarterly
Chairman	$100,000	$25,000
Director	$ 80,000	$20,000

Dividend Equivalents

All RSU awards will receive quarterly dividend equivalent payments, payable in cash.

Delivery Date Restrictions

All RSU awards will have a minimum delivery date restriction of five years, extendable at the election of the Director to 10 years or 15 years from grant date. Upon termination of the Participant’s service for any reason other than death, the delivery deferral will be lifted six months following termination and the shares will be delivered immediately thereafter. In the case of termination for death, the delivery deferral will be lifted at termination and the shares will be immediately delivered to his or her designated beneficiary or estate, as the case may be.

Board of Directors Ownership Guidelines

Directors are asked to own a minimum number of PartnerRe shares equal to four times the annual cash compensation entitlement (Ownership Target) For the purpose of determining levels of ownership, both shares owned by Directors as well as RSU’s are included in each of the Director’s holdings. Directors who do not meet the Ownership Target are required to receive at least 50% of their cash compensation in RSU’s until the target is met. Once the Ownership Targets have been met and maintained and the Director has served two full three-year terms, the Director can elect to take the cash value instead of the option grant.

Maximum Annual Equity Awards

All option and RSU awards made to Directors shall not exceed the maximum annual limits as stated in the PartnerRe Ltd. 2003 Non-Employee Directors Share Plan as amended and restated in September 2005.

Travel

The Company agrees to reimburse all business expenses related to services rendered, including attendance at educational sessions, as a Director of PartnerRe Ltd.

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